SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 333-68167

                                  CARDIA, INC.
             (Exact name of registrant as specified in its charter)

             13770 FRONTIER COURT, BURNSVILLE, MINNESOTA 55337-4720
                                 (952) 997-2100
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                          COMMON STOCK, $.01 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      None
                 (Titles of all other classes of securities for
                   which a duty to file reports under section
                             13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [ ]                      Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(1)(ii)      [ ]                      Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(i)       [ ]                      Rule 12h-3(b)(2)(ii)      [ ]
Rule 12g-4(a)(2)(ii)      [ ]                      Rule 15d-6                [ ]
Rule 12h-3(b)(1)(i)       [X]



         Approximate number of holders of record as of the certification or notice date:

                                       120

         Pursuant to the requirements of the Securities Exchange Act of 1934, Cardia, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE: March 15, 2001.                  BY: /s/ Joseph A. Marino
                                           -------------------------------------
                                           Joseph A. Marino
                                           President and Chief Executive Officer